Exhibit 23.2


                          CONSENT OF ERNST & YOUNG LLP

         We consent to the reference to our firm under the caption "Experts" in Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-36346) and related Prospectus of Applied Biometrics, Inc. for the registration of 1,958,250 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2000, with respect to the financial statements of Applied Biometrics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



/s/  Ernst & Young LLP

Minneapolis, Minnesota
September 5, 2000